Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the persons named below agrees to the joint filing of a Statement on Schedule 13G (including amendments thereto) with respect to the shares of Common Stock of Pliant Therapeutics, Inc., a Delaware corporation, and further agree that this Joint Filing Agreement shall be included as an exhibit to such joint filings.

This Joint Filing Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original instrument, but all of such counterparts together shall constitute one agreement.

In evidence thereof, the undersigned, being duly authorized, hereby execute this Joint Filing Agreement as of June 15, 2020.

NOVARTIS INSTITUTES FOR BIOMEDICAL RESEARCH, INC.

By:	/s/ Scott Brown
Scott Brown General Counsel and Chief Administrative Officer

NOVARTIS AG

By:	/s/ Christian Rehm
Christian Rehm Authorized Signatory

By:	/s/ Felix Eichhorn
Felix Eichhorn Authorized Signatory